Exhibit 10.5

CONSULTANT AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into this 8th day of May, 2007 between JMAR Technologies, Inc. (the “Company”) and Howard Isaacs/Market Broker Relations (the “Consultant”).

In consideration of and for the mutual promises and covenants contained herein, and for the good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Purpose: The Company hereby employs the Consultant during the Term defined below to render Investment Relations services to the Company according to the terms and conditions set forth in this Agreement.

2.	Term: This Agreement shall remain effective for one year commencing on May 8, 2007 and ending May 7, 2008. Except as provided in Section 8 below, this Agreement cannot be canceled by either party during the term stated above.

3.	Duties of Consultant: During the term of this agreement, the Consultant shall provide to the Company the following services:

a.	Provide a front line of communication to existing shareholders to share Company news, product updates and bolster shareholder confidence in the stock.

b.	Respond to requests for information from interested investors and convert them to shareholders of Company stock.

c.	Initiate outreach to potential investors such as stock brokers, analysts, and high net worth individuals and share the Company story and potential.

d.	Facilitate conference calls and meetings with potential investors.

e.	Assist with development and distribution of press releases and secure both press and publication coverage of the Company.

f.	Consultant shall provide Company with weekly activity reports covering progress made on each of the above stated services. These reports shall be submitted every Monday morning via email to:

Neil Beer (nbeer@jmar.com)

Kathi Kirchmeier (kkirchmeier@jmar.com)

4.	Compensation: For services to be rendered by the Consultant hereunder, the Consultant shall receive from the Company upon signing of this agreement:

a.	150,000 shares of restricted ‘JMAR’ common stock and

b.	Warrant to purchase 150,000 shares of ‘JMAR’ common stock with an exercise price of $0.20 per share and a term of two years commencing with the date of this contract.

5.	Expenses: The Company, upon receipt of appropriate supporting documentation, shall reimburse the Consultant for expenses associated with services performed for the Company ONLY if previously authorized by the Company in writing.

6.	Confidentiality: Consultant acknowledges that as a consequence of its relationship with the Company, it may be given access to confidential information which may include the following types of information; financial statements and related financial information with respect to the Company and its subsidiaries (the “Confidential Financial Information”), trade secrets, products, product development, product packaging, future marketing materials, business plans, certain methods of operations, procedures, improvements, systems, customer lists, supplier lists and specifications, and other private and confidential materials concerning the Company’s business (collectively, “Confidential Information”).

Consultant covenants and agrees to hold such Confidential Information strictly confidential and shall only use such information solely to perform its duties under this Agreement, and Consultant shall refrain from allowing such information to be used in any way for its own private or commercial purposes. Consultant shall also refrain from disclosing any such Confidential Information to any third parties. Consultant further agrees that upon termination or expiration of this Agreement, it will return all Confidential Information and copies thereof to the Company and will destroy all notes, reports and other material prepared by or for it containing Confidential Information. Consultant understands and agrees that the Company might be irreparably harmed by violation of this Agreement and that monetary damages may be inadequate to compensate the Company. Accordingly, the Consultant agrees that, in addition to any other remedies available to it at law or in equity, the Company shall be entitled to injunctive relief to enforce the terms of this Agreement.

Notwithstanding the foregoing, nothing herein shall be construed as prohibiting Consultant from disclosing any Confidential Information:

a.	which at the time of disclosure Consultant can demonstrate either was in the public domain and generally available to the public or thereafter becomes a part of the public domain and is generally available to the public by publication or otherwise through no act of the Consultant;

b.	which Consultant can establish was independently developed by a third party who developed it without the use of the Confidential Information and who did not acquire it directly or indirectly from Consultant under an obligation of confidence;

c.	which Consultant can show was received by it after the termination of this Agreement from a third party who did not acquire it directly or indirectly from the Company under an obligation of confidence; or

d.	to the extent that the Consultant can reasonably demonstrate such disclosure is required by law or in any legal proceeding, governmental investigation, or other similar proceeding.

7.	Compliance with Applicable Securities Laws. Consultant acknowledges and agrees that the Company is an SEC reporting company that is subject to, among other securities regulations, Regulation FD and that pursuant to Regulation FD the Company may not selectively disclose material non-public information to brokers, dealers, investment advisors, investment companies, shareholders, prospective investors and other members of the financial community (“Prospective Investors”), absent a confidentiality agreement from such Prospective Investor. Consultant agrees that it will not disclose material non-public information to any Prospective Investor unless and until such information has first been publicly disclosed by the Company in a press release or filing with the SEC. Consultant further agrees that it will consult with Company concerning whether any particular information may be considered material and whether it has been made public prior to disclosing such information to Prospective Investors.

8.	Termination of Agreement. The Company may terminate this Agreement following delivery of fifteen (15) days notice should the Company determine that Consultant has breached its obligations under this Agreement. Following termination of this Agreement, the Consultant shall be entitled to (1) reimbursement for any unreimbursed expenses which have been approved in accordance with Section 5 above, and (2) vesting of the number of shares as determined by applying the percentage of the one year agreement period that has elapsed to the total number of shares, described in Section 4 above.

9.	Indemnification by Consultant. Consultant hereby agrees to defend, hold harmless and indemnify the Company and its affiliates (the “Indemnitees”) from and against any liability or expense (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) arising out of the performance of its duties or other activities of Consultant under this Agreement, including without limitation providing unauthorized representations, misrepresentations or other disclosures to Prospective Investors.

10.	Governing Law: This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California.

11.	Miscellaneous:

a.	This Agreement embodies the entire Agreement and understanding between the Company and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior arrangements and understandings related to the central subject matter hereof.

b.	No amendments to this Agreement shall be effective or binding to the parties unless documented and approved in writing.

c.	This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Consultant.

d.	This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

JMAR Technologies, Inc. (The Company)
10905 Technology Place
San Diego, CA 92127

/s/ C. NEIL BEER
C. Neil Beer
President/CEO

Market Broker Relations (The Consultant)
1320 Pearl Street
Santa Monica, CA 90405

/s/ HOWARD ISAACS
Howard Isaacs
President